Exhibit 23(b)

Independent Auditors’ Consent

The Board of Directors

Alberto-Culver Company

We consent to the incorporation by reference in the registration statement (No. 333-70067) on Form S-8 of Alberto-Culver Company of our report dated April 11, 2003, with respect to the Statements of Net Assets Available for Benefits of the Sally Beauty 401(k) Savings Plan as of December 31, 2002 and 2001, and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of Alberto-Culver Company.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

June 30, 2003